EXHIBIT 7

R E P O R T   O F   C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on June 30, 2016

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	1,707,785
Securities:	4,888
Federal funds sold and securities purchased under agreement to resell:	144,000
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	325,841
Premises and fixed assets:	5,604
Other real estate owned:	616
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	154
Other assets:	95,424
Total Assets:	2,284,312

LIABILITIES	Thousands of Dollars
Deposits	1,769,180
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	33,365
Total Liabilities	1,802,545

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	391,629
Retained Earnings	89,798
Accumulated other comprehensive income	(660)
Total Equity Capital	481,767
Total Liabilities and Equity Capital	2,284,312